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                      October 2, 2023

       Jon Baker
       Chief Executive Officer
       Sportsman   s Warehouse Holdings, Inc.
       1475 West 9000 South Suite A
       West Jordan, Utah 84088

                                                        Re: Sportsman   s
Warehouse Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 28, 2023
                                                            Filed April 13,
2023
                                                            File No. 1-36401

       Dear Jon Baker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services